Exhibit 77(c)

                 Matters submitted to a Vote of Security Holders

At a September 21, 2006, Special Meeting of Shareholders for ING Precious Metals Fund was held at which the shareholders were asked to:

      1. To approve a change in the Fund's investment objective from a fundamental investment objective of attaining "capital appreciation and hedging against the loss of buying power of the U.S. dollar as may be obtained through investment in gold and securities of companies engaged in mining or processing gold throughout the world" to a non-fundamental investment objective of attaining "long-term capital appreciation";

      2. To approve modifying the Fund's fundamental investment restriction governing industry concentration;

      3. To approve modifying the Fund's fundamental investment restriction governing commodities investment;

      4. To approve modifying the Fund's fundamental investment restriction governing its ability to borrow money; and

      5. To approve a "Manager-of-Managers" arrangement for the Fund to permit ING Investments, LLC, in its capacity as the Fund's investment adviser, subject to prior approval by the Board of Trustees of the Fund, to enter into and materially amend agreements with unaffiliated sub-advisers without obtaining the approval of the Fund's shareholders.

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
                                                           Shares voted
                                                            against or           Shares         Total Shares
Fund                      Proposal     Shares voted for      withheld          abstained            Voted
                          --------     ----------------    ------------        ---------        ------------
ING Precious Metals           1           4532424.98       1,417,982.030      229,910.020      6,180,317.030
ING Precious Metals           2          4,734,445.170     1,206,571.900      239,299.960      6,180,317.030
ING Precious Metals           3          4,788,044.600     1,142,913.440      249,358.990      6,180,317.030
ING Precious Metals           4          4,711,858.030     1,207,134.670      261,324.330      6,180,317.030
ING Precious Metals           5          4,418,059.050     1,499,131.530      263,126.450      6,180,317.030